EXHIBIT 3.5

                     Amendment to Articles of Incorporation


              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
                              -Remit in Duplicate-

1.   Name of corporation: 12 to 20 Plus, Incorporated

2. The articles have been amended as follows (provide article numbers, if available):

     FIRST: That at a meeting of the Board of Directors of 12 to 20 Plus, Incorporated resolutions were duly adopted setting forth a proposed Amendment to the Articles of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment as follows:

     RESOLVED, that the Articles of Incorporation of this corporation be amended by changing the authorized capital stock from twenty-five million (25,000,000) shares at ($.001) to one hundred million (100,000,000) shares of common stock at a par value of ($.001).

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation, was duly called and held on the 28th day of October, 2002, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 61.27%.

4.   Officer Signature (Required):

 /s/ Carol Slavin
--------------------------------
     Carol Slavin, President